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                                                           FOR IMMEDIATE RELEASE
Contact:   Jerry Zieg
           HealthDesk Corporation
           Senior Vice-President of Sales and Marketing
           510-883-2160 ext. 105
           email: jzieg@healthdesk.com

           Bill Childs
           MC Informatics
           Chief Executive Officer
           714-375-4510

                   HealthDesk Corporation Announces Signing of Definitive Agreement to Merge With MC Informatics
                   ------------------------------------------------------

BERKELEY, CALIF. (Aug. 21, 1998) - HealthDesk Corporation (Nasdaq: HDSK - news) today announced the signing of a definitive agreement to merge with MC Informatics. MC Informatics, a privately held company, is an outsourcing company providing services to a cross section of the healthcare market participants and healthcare information system vendors. If the Merger is consummated, HealthDesk would issue approximately 5 million shares of Common Stock to the current shareholders of MC Informatics, representing approximately 40% of the total outstanding shares following the merger.

The merger is subject to customary conditions, including, among others, due diligence reviews by the parties, regulatory approvals and approval by the shareholders of both companies.

In connection with the previously announced strategic realignment of the Company, HealthDesk also intends to seek a buyer for the current consumer healthcare business and technology of the company. Assuming the successful completion of such transaction and the merger, the Company would continue to operate the outsourcing business of MC Informatics.

                                      ####

This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, whether the Company can successfully complete the merger with MC Informatics and if completed, successfully operate the business of MC Informatics following the Merger and whether the Company can negotiate and complete a sale of its existing HealthDesk OnLine Business and the terms and conditions of such sale. The Company is also subject to risk associated with competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.